Exhibit 10.10
AMENDMENT NO. 1 TO THE LIFEPOINT HOSPITALS, INC.
EXECUTIVE PERFORMANCE INCENTIVE PLAN
     This Amendment to the LifePoint Hospitals, Inc. Executive Performance Incentive Plan (the “Plan”) is made on this 10th day of December, 2008.
     WHEREAS, LifePoint Hospitals, Inc. (the “Company”) established the Plan effective January 1, 2004, in order to provide meaningful economic incentives that qualify as “performance-based compensation” described in section 162(m)(4)(C) of the Internal Revenue Code (the “Code”);
     WHEREAS, Section 12 of the Plan provides that the board of directors of the Company may amend the Plan; and
     WHEREAS, the Company desires to amend the Plan in order to comply with Section 409A of the Code;
     NOW, THEREFORE, the Plan is hereby amended as follows, effective January 1, 2009:
I. Section 4.5 is deleted and replaced with the following:
     4.5 Change in Control. In the event the Company experiences a “Change in Control” (as defined in the LifePoint Hospitals, Inc. Change in Control Severance Plan), or enters into an agreement that will result in a Change in Control, during a Performance Period when performance goals of an Award are not achieved, the Participant may receive at the discretion of the Committee the target bonus amount that would be payable under an Award, or a portion thereof as determined appropriate by the Committee. Any payment of the Award shall be made on or before 75 days following the end of the Performance Period. Notwithstanding anything contained herein to the contrary, if a Participant and the Company are parties to a written agreement or any other program or arrangement that expressly addresses the payment of performance-based bonuses upon a Change in Control, the obligations of the Company hereunder will be subject to the terms of such written agreement, program or arrangement.
II. A new provision is added as follows:
     Notwithstanding anything herein to the contrary in this Plan, to the extent that any benefit under this Plan is payable upon an event involving a Participant’s cessation of services, such payment(s) shall not be made unless such event constitutes a “Separation from Service” pursuant to the default definition in section 1.409A-1(h) of the U.S. Treasury Regulations.
III. A new provision is added as follows:
     Notwithstanding the applicable provisions of this Plan regarding timing of distribution of payments, the following special rules shall apply in order for this Plan to comply with section 409A of the Code: (i) to the extent any distribution is to a “specified employee” (as defined under section 409A of the Code) and to the extent such applicable provisions of section 409A of the Code and the regulations thereunder require a delay of such distributions by a six-month period after the date of such employee’s separation from service with the Company, no such distribution shall be made prior to the date that is six months after the date of the employee’s separation from service with the Company, and (ii) any such delayed payments shall be paid to the employee in a single lump sum within five business days after the end of the six-month delay.
     Notwithstanding anything herein to the contrary, each payment under this arrangement shall be made as soon as administratively feasible following the Payment Date, but in any event shall be paid no later than the later of (i) the end of the calendar year that includes the Payment Date or (ii) the date that is 2 1/2 months after the Payment Date. For these purposes, in the event a payment is subject to a six-month delay to comply with Section 409A of the Code, the Payment Date shall be considered the end of the six-month delay.
     To the extent of any compliance issues under Internal Revenue Code Section 409A, the Plan shall be construed in such a manner so as to comply with the requirements of such provision so as to avoid any adverse tax consequences to the employee.
     IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Amendment on the date first written above.

LIFEPOINT HOSPITALS, INC.
By:	/s/ John P. Bumpus
	Its:	Executive Vice President and Chief Administrative Officer